UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2022

CYTOMX THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37587	27-3521219
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 Oyster Point Blvd.
Suite 400
South San Francisco, CA	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 515-3185

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	CTMX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

On July 6, 2022, CytomX Therapeutics, Inc. (the “Company”) announced that the Phase 2 study of praluzatamab ravtansine in patients with hormone receptor-positive (“HR+”)/human epidermal growth factor receptor 2 (“HER2”)-non-amplified breast cancer (“Arm A”) met its primary efficacy endpoint of confirmed objective response rate (“ORR”) of greater than 10 percent by central radiology review.

As of the data cutoff on May 13, 2022, 47 patients unselected for CD166 expression with advanced HR+/HER2-non-amplified breast cancer were evaluable for the primary efficacy endpoint. The ORR by central radiology review was 15 percent. Clinical benefit rate at 24 weeks by investigator, as defined in the protocol as any response (confirmed or unconfirmed) or stable disease for 24 weeks, was 40 percent; median progression-free survival was 2.6 months. All patients in Arm A were treated at the initial Phase 2 starting dose of 7 mg/kg administered every three weeks. Arm B did not pass protocol-defined futility boundary (ORR was less than 10%) in patients with advanced triple-negative breast cancer (“TNBC”) and enrollment into Arms B and C will be discontinued.

As of this data cut, the safety profile of praluzatamab ravtansine in Arm A was generally consistent with toxicities observed in Phase 1 and with the DM4 payload; namely, high-grade toxicities or toxicities resulting in dose modifications were predominantly ocular or neuropathic in nature. Thirty percent of patients discontinued treatment for an adverse event (“AE”). Grade 3+ ocular and neuropathic toxicities were 15 and 10 percent, respectively. Arm B evaluated both 7 mg/kg and 6 mg/kg in patients with TNBC. The toxicity profile of 7 mg/kg starting dose was consistent with Arm A. In the 6 mg/kg cohort, no patients discontinued treatment for an AE and Grade 3+ ocular or neuropathic related events were lower at 3 and 0 percent, respectively. Biomarker analysis is ongoing. The Company intends to submit data from this Phase 2 study for presentation at a medical conference in the second half of 2022.

The Company also stated that it believes the median progression-free survival at 7 mg/kg does not support further evaluation at that dose. While the Company believes the emerging safety profile of 6 mg/kg was encouraging, the Company does not plan to further advance this program alone given current financial market conditions and will be seeking a partnership.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking” statements. Any statements contained in this Current Report on Form 8-K that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “anticipates,” “believes,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company’s current expectations. Forward-looking statements involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the potential benefits, safety and efficacy or progress of the Company’s or any of its collaborative partners’ product candidates, including praluzatamab ravtansine, the Company’s ability to develop and advance product candidates into and successfully complete clinical trials, including the ongoing clinical trial of praluzatamab ravtansine, the timing of ongoing data availability and the Company’s ability to obtain a partner for praluzatamab ravtansine. Other important risks and uncertainties are detailed in the Company’s reports and other filings with the Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2022	CYTOMX THERAPEUTICS, INC.

	By:	/s/ Lloyd Rowland
Lloyd Rowland
Senior Vice President and General Counsel